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                                                                    Exhibit 18


January 29, 1999


EnergySouth, Inc.
2828 Dauphin Street
Mobile, Alabama

Dear Sirs:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended December 31, 1998 of the facts relating to the change in accounting method to record an estimate of unbilled revenue for service rendered subsequent to the meter reading date through the end of the reporting period. We believe, on the basis of the facts so set forth and other information furnished to us by officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of EnergySouth, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to September 30, 1998. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of EnergySouth, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to September 30, 1998.

Yours truly,

/s/ Deloitte & Touche

DELOITTE & TOUCHE